Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF

CENTENE AND FIDELIS CARE

The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2018, and for the year ended December 31, 2017, combine the historical consolidated statements of operations of Centene Corporation (“Centene” or the “Company”) and New York State Catholic Health Plan, Inc. (d/b/a Fidelis Care New York) (“Fidelis Care”), giving effect to the Fidelis Acquisition (as defined in Note 1) and the financing of the Fidelis Acquisition (the “Acquisition Financing”) as if they each had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of March 31, 2018, combines the historical consolidated balance sheets of the Company and Fidelis Care, giving effect to the Acquisition Financing and the Fidelis Acquisition, as more fully described in Note 7 and Note 1, respectively, as if they each had occurred on March 31, 2018. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Fidelis Acquisition, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical consolidated financial statements and accompanying notes:

•	separate historical unaudited interim financial statements of the Company as of and for the three months ended, March 31, 2018, and the related notes included in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2018;

•	separate historical unaudited interim financial statements of Fidelis Care as of and for the three months ended, March 31, 2018, and the related notes, included in the Company’s Current Report on Form 8-K filed on April 30, 2018;

•	separate historical audited financial statements of the Company as of and for the year ended, December 31, 2017, and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017; and

•	separate historical audited financial statements of Fidelis Care as of and for the year ended, December 31, 2017, and the related notes, included in the Company’s Current Report on Form 8-K filed on March 26, 2018.

The unaudited pro forma condensed combined financial information has been prepared by us using the acquisition method of accounting in accordance with GAAP. We have been treated as the acquirer in the Fidelis Acquisition for accounting purposes. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. In addition, under certain relevant laws and regulations, before completion of the Fidelis Acquisition, there were certain limitations regarding what we could learn about Fidelis Care prior to closing. Due to the recent completion of the Fidelis Acquisition, we have not yet reviewed all relevant information. The assets and liabilities of Fidelis Care have been measured based on various preliminary estimates using assumptions that we believe are reasonable based on information that is currently available. Differences between these preliminary estimates and the final acquisition accounting may occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for informational purposes.

We intend to commence the necessary valuation and other studies required to complete the acquisition accounting promptly and will finalize the acquisition accounting as soon as practicable within the required measurement period in accordance with ASC 805, but in no event later than one year following completion of the Fidelis Acquisition.

The unaudited pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable. The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is based on assumptions and estimates considered appropriate by our management; however, it is not necessarily indicative of our financial position or results of operations that would have been achieved had the pro forma events taken place on the dates indicated, or of the future consolidated results of operations or of the financial position of the combined company. You should not place undue reliance on the unaudited pro forma condensed combined financial information in making investment decisions.

Management expects that the strategic and financial benefits of the Fidelis Acquisition will result in certain cost savings opportunities. However, given the preliminary nature of those cost savings, they have not been reflected in the accompanying unaudited pro forma condensed combined statements of operations. For a discussion of risks related to anticipated cost savings, see “Risk Factors—Factors that may affect Future Results and the Trading Price of Our Common Stock—The combined company may be unable to successfully integrate our business with the assets acquired in the Proposed Fidelis Acquisition and realize the anticipated benefits of the Proposed Fidelis Acquisition” in Item 1A. of Part II of our Quarterly Report on Form 10-Q for the three months ended March 31, 2018.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2018

(In millions, except per share data in dollars and shares in thousands)

	Centene	Fidelis Care	Pro Forma Adjustments (Note 6)		Pro Forma Combined
Revenues:
Premium	$11,903	$2,618	$6	(a)	$14,527
Service	653	—	—		653

Premium and service revenues	12,556	2,618	6		15,180
Premium tax and health insurer fee	638	—	92	(a),(b)	730

Total revenues	13,194	2,618	98		15,910

Expenses:
Medical costs	10,039	2,362	—		12,401
Cost of services	543	—	—		543
Selling, general and administrative expenses	1,316	164	—		1,480
Amortization of acquired intangible assets	39	—	19	(c)	58
Premium tax expense	546	—	45	(a)	591
Health insurer fee expense	171	—	41	(b)	212

Total operating expenses	12,654	2,526	105		15,285

Earnings from operations	540	92	(7)		625
Other income (expense):
Investment and other income	41	2	—	(d)	43
Interest expense	(68)	(1)	(25)	(e)	(94)

Earnings from operations, before income tax expense	513	93	(32)		574
Income tax expense	175	—	24	(f)	199

Net earnings	338	93	(56)		375
Loss attributable to noncontrolling interests	2	—	—		2

Net earnings attributable to common stockholders	$340	$93	$(56)		$377

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$1.95				$1.88
Diluted earnings per common share	$1.91				$1.85

Weighted average number of common shares outstanding:
Basic	173,921		26,604	(g)	200,525
Diluted	177,690		26,604	(g)	204,294

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 6. Income Statement Pro Forma Adjustments, beginning on page 9.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2017

(In millions, except per share data in dollars and shares in thousands)

	Centene	Fidelis Care	Pro Forma Adjustments (Note 6)		Pro Forma Combined
Revenues:
Premium	$43,353	$9,718	$18	(a)	$53,089
Service	2,267	—	—		2,267

Premium and service revenues	45,620	9,718	18		55,356
Premium tax	2,762	—	157	(a)	2,919

Total revenues	48,382	9,718	175		58,275

Expenses:
Medical costs	37,851	8,878	—		46,729
Cost of services	1,847	—	—		1,847
Selling, general and administrative expenses	4,446	576	—		5,022
Amortization of acquired intangible assets	156	—	77	(c)	233
Premium tax expense	2,883	—	175	(a)	3,058

Total operating expenses	47,183	9,454	252		56,889

Earnings from operations	1,199	264	(77)		1,386
Other income (expense):
Investment and other income	190	90	(20)	(d)	260
Interest expense	(255)	(2)	(100)	(e)	(357)

Earnings from operations before income tax expense	1,134	352	(197)		1,289
Income tax expense	326	—	57	(f)	383

Net earnings	808	352	(254)		906
Loss attributable to noncontrolling interests	20	—	—		20

Net earnings attributable to common stockholders	$828	$352	$(254)		$926

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$4.80				$4.65
Diluted earnings per common share	$4.69				$4.55

Weighted average number of common shares outstanding:
Basic	172,427		26,604	(g)	199,031
Diluted	176,702		26,604	(g)	203,306

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 6. Income Statement Pro Forma Adjustments, beginning on page 9.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2018

(In millions, except shares in thousands)

	Centene	Fidelis Care	Pro Forma Adjustments (Note 7)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$5,668	$2,824	$(523)	(a),(e)	$7,969
Premium and trade receivables	3,648	221	—		3,869
Short-term investments	507	776	(115)	(a)	1,168
Other current assets	1,153	231	92	(f)	1,476

Total current assets	10,976	4,052	(546)		14,482
Long-term investments	5,535	—	—		5,535
Restricted deposits	140	492	—		632
Property, software and equipment, net	1,250	207	(139)	(a)	1,318
Goodwill	5,295	16	1,392	(b)	6,703
Intangible assets, net	1,519	—	1,000	(c)	2,519
Other long-term assets	455	—	—		455

Total assets	$25,170	$4,767	$1,707		$31,644

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS, STOCKHOLDERS’ EQUITY AND NET ASSETS
Current liabilities:
Medical claims liability	$4,771	$1,353	$—		$6,124
Accounts payable and accrued expenses	4,962	1,003	443	(a),(c),(f)	6,408
Return of premium payable	515	—	—		515
Unearned revenue	638	114	—		752
Current portion of long-term debt	4	14	(14)	(a)	4

Total current liabilities	10,890	2,484	429		13,803
Long-term debt	5,172	68	1,033	(a),(d),(e)	6,273
Other long-term liabilities	1,520	—	—		1,520

Total liabilities	17,582	2,552	1,462		21,596
Commitments and contingencies
Redeemable noncontrolling interests	8	—	—		8
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock (1)	—	—	—		—
Additional paid-in capital	4,592	—	2,778	(e)	7,370
Accumulated other comprehensive (loss)	(54)	—	—		(54)
Retained earnings	3,104	—	(318)	(f)	2,786
Treasury stock, at cost	(139)	—	—		(139)

Total stockholders’ equity attributable to common stockholders	7,503	—	2,460		9,963
Noncontrolling interest	77	—	—		77

Total stockholders’ equity	7,580	—	2,460		10,040

Net assets		$2,215	$(2,215)	(g)

Total liabilities, redeemable noncontrolling interests, stockholders’ equity and net assets	$25,170	$4,767	$1,707		$31,644

(1)	On a historical basis, share information of the Company is as follows: 400,000 shares authorized; 180,643 shares issued and outstanding. On a pro forma combined basis, share information is as follows: 400,000 shares authorized; 207,247 shares issued and outstanding.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of this statement. The pro forma adjustments are explained in Note 7. Balance Sheet Pro Forma Adjustments, beginning on page 10.

NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

(UNAUDITED)

1. Description of Transaction

Effective on July 1, 2018, pursuant to the Asset Purchase Agreement, between the Company and Fidelis Care, dated as of September 12, 2017, Centene acquired substantially all of the assets and assumed certain liabilities of Fidelis Care for $3.75 billion in cash, reduced by a $375.0 million escrow which will be used to satisfy any post-closing indemnification claims, subject to a working capital adjustment (the “Fidelis Acquisition”).

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of the Company and Fidelis Care. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC 820, Fair Value Measurements.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the date the Fidelis Acquisition is completed at the then-current market price.

ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, the Company may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect the Company’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded, as of completion of the Fidelis Acquisition, primarily at their respective fair values and added to those of the Company. Financial statements and reported results of operations of the Company issued after completion of the Fidelis Acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Fidelis Care.

Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal, accounting, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by the Company are estimated to be approximately $410 million, of which $15 million had been incurred as of March 31, 2018. Acquisition-related transaction costs expected to be incurred by the Company include fees related to a bridge financing commitment agreement and other advisory fees associated with the transaction as well as certain anticipated undertakings with the New York State Department of Health. Those costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase to accrued expenses and other current liabilities, with the related tax benefits reflected as an increase in other current assets and the after tax impact presented as a decrease to retained earnings.

The unaudited pro forma condensed combined financial statements do not reflect the projected realization of any anticipated cost savings following completion of the Fidelis Acquisition. These potential cost savings opportunities are expected to arise from network and medical management savings, as well as administrative cost savings. The unaudited pro forma condensed combined financial statements do not reflect projected pretax restructuring and integration charges associated with the projected cost savings.

3. Accounting Policies

The Company is in the process of reviewing Fidelis Care’s accounting policies to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to the Company’s accounting policies and classifications. As a result of that review, the Company may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, the Company is not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma condensed combined financial statements assume there are no material differences in accounting policies.

4. Consideration Transferred

The following is a summary of consideration transferred to effect the acquisition of Fidelis Care:

Estimated Fair Value
Consideration Transferred:
Cash	$3,750
Centene Common Stock	—

Total Consideration Transferred	$3,750

5. Estimate of Assets Acquired and Liabilities Assumed

The following is a preliminary estimate of the assets acquired and the liabilities assumed by the Company in the Fidelis Acquisition, reconciled to the total consideration transferred:

As of March 31, 2018
Assets Acquired and Liabilities Assumed:
Net book value of net assets acquired	$1,358
Less: historical goodwill	(16)

Adjusted book value of net assets acquired	$1,342
Goodwill (a)	1,408
Identified intangible assets (b)	1,000
Adjustment to Property and equipment (c)	—

Consideration transferred	$3,750

(a)	Goodwill is calculated as the difference between the acquisition date fair value of the total consideration transferred and the aggregate values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

(b)	As of completion of the Fidelis Acquisition, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all assets will be used, and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved.

The fair value of identifiable intangible assets is determined primarily using variations of the “income approach,” which is based on the present value of the future after-tax cash flows attributable to each identified intangible asset. Other valuation methods, including the market approach and cost approach, are also considered in estimating the fair value. Under the Hart-Scott-Rodino Antitrust Improvements Act and other relevant laws and regulations, there were significant limitations on the Company’s ability to obtain specific information about the Fidelis Care intangible assets prior to completion of the Fidelis Acquisition. Due to the recent completion of the Fidelis Acquisition, the Company has not yet reviewed all such relevant information.

At this time, the Company has not yet sufficiently reviewed relevant information as to the amount, timing and risk of cash flows of all of Fidelis Care’s identifiable intangible assets to determine their fair value. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset. However, for purposes of these unaudited pro forma condensed combined financial statements and using publicly available information, such as historical revenues, Fidelis Care’s cost structure, industry information for comparable intangible assets and certain other high-level assumptions, the fair value of Fidelis Care’s identifiable intangible assets and their weighted-average useful lives have been estimated as follows:

	Estimated Fair Value	Estimated Useful Life (Years)
State and Federal Contracts	$800
Trademarks / trade names	120
Provider networks	80

Total	$1,000	13

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once the Company has sufficiently reviewed information about Fidelis Care’s intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated useful lives of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to the Company only upon sufficient review of additional information and/or by changes in such factors. These factors include, but are not limited to, changes in the regulatory, legislative, legal, technological and competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable Fidelis Care intangible assets and/or to the estimated weighted-average useful lives from what the Company has assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to the Company’s estimate of associated amortization expense.

(c)	As of completion of the Fidelis Acquisition, property and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. The Company does not have sufficient information at this time as to the specific nature, age, condition or location of Fidelis Care’s property and equipment, and the Company does not know the appropriate valuation premise, in-use or in-exchange, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants. All of these elements can cause differences between fair value and net book value. Accordingly, for the purposes of these unaudited pro forma condensed combined financial statements, the Company has assumed that the current Fidelis Care book values represent the best estimate of fair value. This estimate is preliminary and subject to change and could vary materially from the actual value.

6. Income Statement Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Consideration Transferred; and Note 5. Estimate of Assets Acquired and Liabilities Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	Prior to the Fidelis Acquisition, Fidelis Care was a not-for-profit entity, not subject to premium tax expense. The Company’s estimates of premium revenue, premium tax revenue and premium tax expense are as follows:

	Three Months Ended March 31, 2018	Year Ended December 31, 2017
Premium revenue	$6	$18
Premium tax revenue	39	157
Premium tax expense	45	175

(b)	The Company estimates certain Fidelis Care revenues will be subject to the Health Insurer fee following the first year of the closing of the Fidelis Acquisition. The Company’s estimates of health insurer fee revenue and health insurer fee expense are as follows:

Three Months Ended March 31, 2018
Health insurer fee revenue	53
Health insurer fee expense	41

(c)	To record intangible amortization expense, as follows:

	Three Months Ended March 31, 2018	Year Ended December 31, 2017
Estimated intangible asset amortization expense (*)	$19	$77

(*) Assumes an estimated $1.0 billion of finite-lived intangibles and a weighted average amortization period of 13 years (Refer to Note 5. Estimate of Assets Acquired and Liabilities Assumed).

(d)	The Company estimates reduced investment income to reflect lower investment balances associated with the acquired assets. The estimated reduction is as follows:

	Three Months Ended March 31, 2018	Year Ended December 31, 2017
Estimated investment income reduction	$—	$(20)

(e)	The Company estimates the following adjustments to interest expense associated with debt incurred to finance the Fidelis Acquisition:

•	Additional interest expense of approximately $24 million in the three months ended March 31, 2018 and $97 million in the year ended December 31, 2017, based on $1.8 billion of long term fixed-rate indebtedness the Company incurred to finance a portion of the cash consideration payable in connection with the Fidelis Acquisition and to pay related fees and expenses. The calculation of interest expense on the long-term indebtedness is based on an annual interest rate of 5.375%.

•	Additional interest expense of approximately $1 million for the three months ended March 31, 2018 and $3 million for the year ended December 31, 2017, related to the amortization of debt issuance costs associated with the $1.8 billion of long-term indebtedness the Company incurred to finance a portion of the cash consideration payable in connection with the Fidelis Acquisition and to pay related fees and expenses. Issuance costs related to such long-term indebtedness will be amortized over a term of eight years.

(f)	The Company assumed blended tax rates of 38% and 37% for 2018 and 2017, respectively, when estimating the tax impact of the acquisition, representing the federal and state tax rates. The effective tax rate of the combined company could be significantly different depending upon post-acquisition activities of the combined company.

(g)	Basic and diluted shares outstanding have been adjusted to reflect the shares issued by Centene in connection with the acquisition as follows: an increase of 26,604 thousand for the three months ended March 31, 2018 and for the year ended December 31, 2017, related to equity issued to finance the Fidelis Acquisition, based on approximately $2.86 billion issued at the public offering price of $107.50 per share.

7. Balance Sheet Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Consideration Transferred; and Note 5. Estimate of Assets Acquired and Liabilities Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	To eliminate assets not acquired and liabilities not assumed, as follows:

Assets
Cash and cash equivalents	$(652)
Short term investments	(115)
Property, software and equipment	(139)
Liabilities
Accounts payable and accrued expenses	(1)
Short-term debt	(14)
Long-term debt	(68)

Total, net	$(823)

(b)	To adjust goodwill to an estimate of acquisition-date goodwill, as follows:

Eliminate Fidelis Care’s historical goodwill	$(16)
Estimated transaction goodwill	1,408

Total	$1,392

(c)	To record intangible assets to an estimate of fair value of $1.0 billion and to record an employee benefit liability at an estimated fair value of $34 million.

(d)	The Company incurred $1.8 billion of long-term indebtedness to finance a portion of the cash consideration payable in connection with the Fidelis Acquisition and to pay related fees and expenses and incurred debt issuance costs of approximately $24 million.

(e)	The Company issued the $2.86 billion of equity to finance a portion of the cash consideration payable in connection with the Fidelis Acquisition, and excess funds are used as follows: to pay down the remaining $675 million revolving credit facility balance, to pay related fees and expenses, and incur equity issuance costs of $82 million. The Company expects to have remaining excess cash on hand of $129 million.

(f)	To record estimated acquisition-related transaction costs:

•	Total acquisition-related transaction costs estimated to be incurred by the Company are approximately $410 million and are recorded as an increase to accrued liabilities. These acquisition-related transaction costs are not included in the pro forma condensed combined statements of operations.

•	Estimated current tax asset for acquisition-related transaction costs of $92 million.

•	Retained earnings adjustment for the after-tax transaction costs incurred of $318 million.

(g)	To eliminate Fidelis Care’s historical net assets of $2.2 billion.